Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 28, 2024 relating to the financial statements of Semtech Corporation and the effectiveness of Semtech Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Semtech Corporation for the year ended January 28, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

DELOITTE & TOUCHE LLP

Los Angeles, CA

December 04, 2024